Shareholder Loan Agreement

1.

This shareholder loan agreement (“Agreement”) documents a loan arrangement between Kunekt Corporation (“Kunekt”) and Mark Bruk (“Bruk”), the sole shareholder of Kunekt, effective as of November 1, 2009.

2.

Bruk agrees to loan Kunekt funds, as required, to operate Kunekt’s business.

3.

The term of the loan is indefinite, and the loan can be repaid at any time, in part or in full. It is expected that the loan will be repaid on or prior to October 31, 2010, but this is not required.

4.

There are no interest payments during the life of the loan; the repayment amount will include all interest that accrues while the loan is outstanding.

5.

The interest rate on this loan is 4.0%.  Interest will accrue annually.

6.

For purposes of calculating interest owing on the outstanding loan amount, the outstanding loan amount will be recalculated at the end of each month, until the loan is fully repaid, taking into account any (i) new funds loaned to Kunekt by Bruk, and (ii) payments to Bruk by Kunekt, which payments will be applied on a LIFO basis.

7.

For financial accounting and tax purposes, Kunekt will recognize interest expense for this loan each month.

8.

This Agreement shall be governed by the laws of the Province of British Columbia applicable to agreements negotiated, executed and performed wholly within British Columbia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

BRUK /s/ MARK BRUK Signed: Name: Mark Bruk Date: November 1, 2009	KUNEKT /s/ MARK BRUK Signed: Name: Mark Bruk Title: President Date: November 1, 2009